AMENDMENT TO
                                RIGHTS AGREEMENT


         AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of March 16, 1998, amends the Rights Agreement, dated as of November 7, 1997 (the "Rights Agreement"), between H. F. Ahmanson & Company (the "Company") and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). Certain capitalized terms used herein are defined in the Rights Agreement unless otherwise specified herein.

         WHEREAS, the Company wishes to amend the Rights Agreement as set forth herein;

         WHEREAS, the Independent Directors (as defined in the Rights Agreement) of the Board of Directors of the Company have consented to the Amendment, and have directed the appropriate officers of the Company to amend the Rights Agreement as set forth herein; and

         WHEREAS, the Rights Agent has been directed by the Company to execute this Amendment, and the Rights Agent has received a certificate from an appropriate officer of the Company in connection herewith.

         NOW, THEREFORE, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent agree as follows:

         1. The definition of the term "Acquiring Person" in the Rights Agreement shall be amended to delete the word "and" before clause (iii) in the first sentence and to add a new clause (iv) at the end of the first sentence which reads as follows:

         ; and (iv) no Person shall be deemed an "Acquiring Person" if such Person's Beneficial Ownership of shares of Common Stock consists solely of one or more of (A) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to such Person (an "Option Holder") by the Company in connection with an agreement to merge with, or acquire, the Company entered into prior to a Flip-In Event, (B) shares of Common Stock (or securities convertible into,





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         exchangeable into or exercisable for Common Stock), Beneficially Owned by such Option Holder or its Affiliates or Associates at the time of grant of such option, (C) the right to acquire shares of Common Stock as a result of entering into any such agreement to merge entered into prior to a Flip-In Event or the acquisition of shares of Common Stock upon consummation of any such merger prior to a Flip-In Event and (D) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) which are acquired (i) by an Affiliate or Associate that is an investment bank of the other party to any such agreement to merge as a result of engaging in brokerage, discretionary money management, financing activities for third parties, arbitrage, research, and trading activities in the normal and usual course of its business or (ii) by any subsidiary broker-dealers, investment advisors or trust departments of the other party to any such agreement to merge as a result of purchasing securities of the Company in the ordinary course of business.

         2. Except as specifically amended by this Amendment, all terms, conditions and provisions of the Rights Agreement shall remain in full force and effect.

         3. THIS AMENDMENT TO THE RIGHTS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.


                                    H.F. Ahmanson & Company



                                    By:/s/ Bruce G. Willison
                                       ------------------------------
                                       Name: Bruce G. Willison
                                       Title: President and Chief
                                               Operating Officer


                                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                      as Rights Agent


                                    By:/s/ Joanne Gorostiola
                                       ------------------------------
                                       Name: Joanne Gorostiola
                                       Title: Assistant Vice President






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